Exhibit 99.1

Chimera Investment Corporation Announces December 31, 2013 Estimated Book Value and Distributes Supplemental Financial Information

  December 31, 2013 Estimated GAAP Book Value of $3.24 Per Common Share
  Supplemental Financial Information Released

NEW YORK--(BUSINESS WIRE)--April 16, 2014--The Board of Directors of Chimera Investment Corporation (NYSE:CIM) today announced its December 31, 2013 estimated book value.

December 31, 2013 Estimated Book Value

The Company announced today that its estimated December 31, 2013 GAAP book value was $3.24 per share and its economic book value was $2.82 per share, compared to its September 30, 2013 GAAP book value of $3.47 per share and economic book value of $3.01 per share. The decline in book value is primarily a result of the $0.20 per share special dividend the Company declared on December 19, 2013 and paid on January 31, 2014.

Estimated economic book value considers the fair values of only the assets the Company owns or is able to dispose of, pledge, or otherwise monetize, and specifically excludes assets consolidated for GAAP that the Company cannot dispose, pledge or otherwise monetize. The Company's estimate of economic book value has important limitations. Should the Company sell assets in its portfolio, it may realize materially different proceeds from the sale than estimated as of the reporting date.

Other Information

The Company continues to work diligently to complete the ongoing work towards becoming current on all of its filings required under applicable securities laws. The Company expects to file its Annual Report on Form 10-K for the year ended December 31, 2013, no later than mid-June 2014. The Company released Supplemental Financial Information today which includes information as of December 31, 2013.

Chimera Investment Corporation invests in residential mortgage loans, residential mortgage-backed securities, real estate-related securities and various other asset classes. The Company’s principal business objective is to generate income from the spread between yields on its investments and its cost of borrowing and hedging activities. The Company is a Maryland corporation that has elected to be taxed as a real estate investment trust (“REIT”).

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of the Company’s management and are subject to significant risks, uncertainties and other factors, including the impact of the transition to a new independent registered public accounting firm and the Company’s ability to timely complete the process necessary to file its quarterly and annual reports for the quarters and year subsequent to September 30, 2013. The Company does not undertake, and specifically disclaims all obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements, see “Item 1A — Risk Factors” in its Annual Report on Form 10-K for the year ended December 31, 2012 and subsequent quarterly reports on Form 10-Q.

CONTACT:
Chimera Investment Corporation
Investor Relations, 646-454-3759
www.chimerareit.com